Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 14, 2013 with respect to the consolidated financial statements of Luzerne National Bank Corporation as of and for the years ended December 31, 2012 and December 31, 2011 contained in this Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Proxy Statement/Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Kronick Kalada Berdy & Co.

Kingston, Pennsylvania

April 2, 2013